EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in Registration Statement Numbers 33-57634, 33-58290, 33-63628, 33-79150, 333-79219, 333-63492, 333-105105, and 333-109957 on Form S-8 of USF Corporation of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in accounting for goodwill and intangible assets, and change in revenue recognition), appearing in this Annual Report on Form 10-K of USF Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Chicago, Illinois

March 12, 2004